FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Alistair Hammond
Vice President, Investor Relations	CNC Communications
Phone: +1 203-222-5943	Phone: +49-89-599 458 126
Email: thomas.gelston@terex.com	Email: alistair.hammond@cnc-communications.com

TEREX TO INCREASE OFFER PRICE TO €45.50 PER SHARE;
WELCOMES DEMAG CRANES RECOMMENDATION TO SHAREHOLDERS FOR ACCEPTANCE

•	Offer price increased to €45.50 in cash per share

•	Management and Supervisory Boards of Demag Cranes have agreed to recommend the increased offer

•	Offer remains subject to 51% acceptance threshold

•	Tender offer period expires on June 30, 2011

WESTPORT, CT, June 16, 2011 - Terex Corporation (NYSE: TEX) (“Terex”) and Terex Industrial Holding AG are pleased to announce an agreement with Demag Cranes AG (“Demag Cranes”) for a recommended offer to purchase the shares of Demag Cranes at an increased price of €45.50 per share. Terex, Terex Industrial Holding AG and Demag Cranes have also entered into a business combination agreement that confirms Terex's support for the strategy of Demag Cranes and its workforce as a part of the Terex group. As a result, the management and the supervisory boards of Demag Cranes have publicly announced that they will jointly recommend that the Demag Cranes shareholders accept the offer.

Ronald M. DeFeo, Terex Chairman and Chief Executive Officer, said “We are pleased to have reached an agreement with the management of Demag Cranes that provides an excellent basis for the future joint success of Terex and Demag Cranes. Our businesses are highly complementary and the combination has compelling industrial logic for all of our collective stakeholders.” Mr. DeFeo continued, “Demag Cranes products are competitive and innovative. The company is professionally managed, with highly motivated staff, and Terex will draw on this for both Demag Crane's ongoing success and the future of Terex as a whole. We look forward to capitalizing upon our strengths and working with Demag Cranes' management and employees to continue to grow the business globally.”

The increased price to be offered by Terex Industrial Holding AG of €45.50 per share represents an approximately 25% premium to the closing share price of €36.30 on April 29, 2011 and a 28% premium to the three-month volume-weighted average share price of €35.56 as of April 29, 2011. The new offer price further represents a 53% premium to the last undisturbed share price prior to the speculation regarding possible takeover interest in Demag Cranes of €29.65 on October 6, 2010. Terex believes the recommended offer at the increased price is very attractive to Demag Cranes' shareholders and in the best interest of both companies.

The tender offer continues to carry a minimum acceptance level condition of not less than 51% of all Demag Cranes shares outstanding. The offer period, which commenced on Thursday, May 19, 2011, has not been changed and is still set to expire on June 30, 2011 at 24:00 hours local time Frankfurt am Main / 18:00 hours local time New York.

Terex Industrial Holding AG will publish the amendment to the offer document on its website http://www.industrialholding-angebot.de in due time on June 16, 2011 and keep available copies of the amended offer document for distribution free of charge at Commerzbank AG, ZCM-ECM Execution, Mainzer Landstrasse 153, 60327 Frankfurt am Main (fax: + 49 69 136-44598). The announcement about the availability of copies of the amended offer document for distribution free of charge will be published on June 16, 2011 in the electronic Federal Gazette.

Further Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Demag Cranes shares. The offer to buy Demag Cranes shares is only made pursuant to, and is subject to the terms and conditions set out in, the offer document approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin) as formally amended on June 16, 2011. The offer document and the amendment of the offer document are both available at www.industrialholding-angebot.de. A non-binding English translation of the offer document and of the amendment of the offer document, which have not been reviewed by the BaFin, are available on that website as well. Shareholders of Demag Cranes are strongly advised to carefully read in full the published offer document as published on May 19, 2011 and the amendment of the offer document published on June 16, 2011, as well as all other publications and notifications of Terex Industrial Holding AG in connection with the takeover offer. D.F. King & Co., Inc. has been retained to serve as the information agent.

About Terex
Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

About Demag Cranes
Demag Cranes AG is one of the world's leading suppliers of industrial cranes and crane components, harbor cranes and terminal automation technology. Services, in particular maintenance and refurbishment, are another key element of Demag Cranes' business activities. Demag Cranes is divided into the business segments Industrial Cranes, Port Technology and Services and has strong and well-established “Demag” and “Gottwald” brands. Demag Cranes sees its core competence in the development and construction of technically sophisticated cranes and hoists as well as automated transport and logistics systems in ports and terminals, the provision of services for these products and the manufacture of high-quality components.

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex and Demag Cranes may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880